Exhibit 99.1

Molina Healthcare Reports Third Quarter 2014 Results

LONG BEACH, Calif.--(BUSINESS WIRE)--October 30, 2014--Molina Healthcare, Inc. (NYSE: MOH):

  Net income per diluted share, continuing operations, of $0.33, doubles 2013 results of $0.16.
  Adjusted net income per diluted share, continuing operations1, of $0.83 increases 17% over 2013 results of $0.71.
  Membership surpasses 2.4 million.
  Total quarterly revenue reaches $2.5 billion.
  General and administrative expense ratio improves to a five-year low of 7.2%.

Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the third quarter of 2014.

“Molina Healthcare continues to grow and diversify,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “Premium revenue grew $150 million, or almost 7%, in this quarter alone. We continued to expand the operations of our Medicare Medicaid dual eligible plans in California, Illinois and Ohio, and our general and administrative expense ratio was the lowest it has been in over five years.”

Overview of Financial Results, Continuing Operations

Increased premium revenue and a lower general and administrative expense ratio in the third quarter of 2014 offset an increase in the medical care ratio, allowing net income per diluted share, continuing operations, to double in the third quarter of 2014 when compared to the third quarter of 2013.

Strong enrollment growth across all of the Company’s products (Medicaid, Medicare special needs plans and dual eligible Medicare-Medicaid Plans) generated almost $2 billion, or 40%, more premium revenue for the nine months ended September 30, 2014, when compared with the same period in 2013.

Despite an increase in medical care costs as a percentage of premium revenue (the medical care ratio), higher per-member per-month (PMPM) premiums produced an increase of 8.5%, or $52.5 million, in medical margin for the nine months ended September 30, 2014, when compared with the same period in 2013.

The medical care ratio increased substantially in 2014 as a result of three developments:

  Much of the Company’s revenue growth has come from participation in Medicaid programs covering long-term services and supports (LTSS). As the Company has previously discussed, percentage profit margins for LTSS benefits are generally lower than percentage profit margins for acute medical benefits. The addition of members eligible for LTSS benefits at the Florida and New Mexico health plans, as well as members who have joined the Company’s California, Illinois, and Ohio health plans through participation in Medicare-Medicaid Plan implementations, added 1.2% to the Company’s consolidated medical care ratio in the third quarter of 2014 and 0.8% for the nine months ended September 30, 2014.
  Increases to the Company’s base premiums in recent years have not kept pace with medical cost trends.
  Lack of coordination in the design of profit caps and medical cost floors in some of the Company’s contracts is resulting in counterproductive outcomes. In some instances, givebacks due to profitable performance in one product cannot be offset against losses in other products.

For example, at the Washington health plan, a minimum medical loss ratio requirement for the Medicaid expansion program reduced income before taxes by approximately $17 million for the third quarter of 2014, and $23 million for the nine months ended September 30, 2014. Simultaneously, the Washington health plan incurred a medical care ratio in excess of 100% for its aged, blind or disabled members. However, the Company is unable to offset profits from its Medicaid expansion contract against its other contracts. The Washington health plan is therefore left in a position where it must return profits under its Medicaid expansion contract to the state; while it receives no relief from losses incurred under another contract.

In a similar manner, at the New Mexico health plan, a contract provision limiting profits on retroactively added members reduced income before taxes by approximately $6 million for the nine months ended September 30, 2014. At the same time, the New Mexico health plan’s LTSS program operated at a medical care ratio in excess of 100%.

The Company reported substantial improvements in administrative cost efficiency in 2014. General and administrative expenses as a percentage of revenue declined to 7.2% for the third quarter of 2014, from 10.4% for the same period in 2013, and was 8.2% for the year-to-date period ended September 30, 2014, versus 9.8% in the same period of 2013. The Company’s quarterly general and administrative expense ratio has not been below 7.2% since the second quarter of 2009.

Affordable Care Act Health Insurer Fee Update

The Company previously reported that its results have been adversely affected by delays in reimbursement (including reimbursement for tax effects) of the Affordable Care Act’s Health Insurer Fee (ACA HIF) from California, Michigan, New Mexico, Texas and Utah.

During the third quarter, Michigan and Utah committed to reimbursement of the ACA HIF, but not to the reimbursement of the related tax effects. However, both states have informally indicated that it is their desire to reimburse the Company for those tax effects. As a result of these developments, the Company was able to recognize an additional $11 million in ACA HIF revenue (but not amounts related to tax effects) from Michigan and Utah during the third quarter of 2014.

Nevertheless, ACA HIF not reimbursed by California, New Mexico and Texas, as well as tax effects not yet reimbursed by Michigan and Utah, reduced income before taxes by approximately $6 million, or $0.07 per diluted share, for the third quarter of 2014, and $37 million, or $0.49 per diluted share, for the nine months ended September 30, 2014 (per-share amounts for both periods are on a GAAP and adjusted basis). While the Company remains guardedly optimistic that it will eventually secure reimbursement from all of its state partners, it no longer expects that all reimbursement will be secured prior to the close of 2014. Accordingly, the Company does not expect to recognize the full amount of revenue associated with reimbursement of its ACA HIF payment during 2014.

The following table summarizes the status of ACA HIF Medicaid revenue recognition for the nine months ended September 30, 2014:

	ACA HIF Medicaid Revenue
	Recognized	Required Reimbursement through Sept. 30, 2014	Not Recognized
	(In millions)
Quarter 1	$16.6	$32.7	$16.1
Quarter 2	17.2	32.7	15.5
Quarter 3	27.0	32.7	5.7
Nine months ended September 30, 2014	$60.8	$98.1	$37.3

The Company has secured agreements allowing the recognition of approximately $20 million of ACA HIF revenue in the fourth quarter of 2014. The Company has not yet secured agreements from the states of California, New Mexico, Texas, Michigan (tax effect not secured), and Utah (tax effect not secured). The total amount of ACA HIF revenue for which agreements have not been secured is approximately $50 million for the full year of 2014.

Texas Health Plan Quality Revenue Update

The Company’s non-recognition of a portion of the Texas health plan’s quality revenue reduced income before taxes by approximately $4 million, or $0.05 per diluted share, for the third quarter of 2014, and $18 million, or $0.23 per diluted share, for the nine months ended September 30, 2014 (per-share amounts for both periods are on a GAAP and adjusted basis). Unless it receives clarification of the standards and full transparency on the calculations by which quality revenue is to be assessed by the state, the Company is unable to independently assess its performance against those standards. As such, the Company is doubtful that it will be able to recognize the full amount of its Texas quality revenue in 2014.

The following table summarizes the status of Texas quality revenue recognition for the nine months ended September 30, 2014:

	Texas Quality Revenue
	Recognized	Available	Not Recognized
	(In millions)
Quarter 1	$2.6	$8.6	$6.0
Quarter 2	1.1	8.6	7.5
Quarter 3	4.6	8.8	4.2
Nine months ended September 30, 2014	$8.3	$26.0	$17.7

Washington Health Plan Settlement Update

As previously disclosed, the Company recorded a net decrease to premium revenue and income before taxes of approximately $11 million, or $0.14 per diluted share, in the third quarter of 2014 as a result of the settlements of three unrelated issues with the Washington Health Care Authority that related to periods prior to 2014.

Income Tax Update

During the third quarter of 2014, the Internal Revenue Service (IRS) issued final regulations related to compensation deduction limitations applicable to certain health insurance issuers. Pursuant to these final regulations the Company recognized a tax benefit during the third quarter of 2014 of approximately $7 million, or $0.15 per diluted share, for periods prior to the third quarter of 2014.

Full Year 2014 Update

The Company has previously disclosed issues relating to its inability to fully recognize ACA HIF revenue and Texas quality revenue in 2014. These issues, along with medical care costs that are trending higher than the Company anticipated compared with its full year estimate, and the impact of certain contractual provisions that limit the Company’s ability to retain profits, will adversely impact 2014 earnings. Accordingly, the Company now expects that its net income per diluted share, continuing operations, and adjusted net income per diluted share, continuing operations, may fall short of the low end of the ranges for those respective metrics as included in the Company’s previously issued 2014 guidance.

Conference Call

The Company’s management will host a conference call and webcast to discuss its third quarter results at 5:00 p.m. Eastern time on Thursday, October 30, 2014. The number to call for the interactive teleconference is (212) 271-4651. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, October 30, 2014, through 6:00 p.m. on Friday, October 31, 2014, by dialing (800) 633-8284 and entering confirmation number 21733502. A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation, Molina currently serves approximately 2.4 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at www.molinahealthcare.com.

Notes:

1. Adjusted net income per diluted share, continuing operations, is a non-GAAP financial measure used by management as a supplemental metric in evaluating its financial performance, its financing and business decisions, and in forecasting and planning for future periods. This measure is not determined in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is diluted net income per share, continuing operations. See below for reconciliations of the Company’s non-GAAP measures to the most directly comparable GAAP measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties. Those known risks and uncertainties include, but are not limited to, the following:

  uncertainties associated with the implementation of the Affordable Care Act, including the full grossed up reimbursement by states of the non-deductible health insurer fee, the expansion of Medicaid eligibility in the states that participate to previously uninsured populations unfamiliar with managed care, the implementation of state insurance marketplaces, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures, including the dual eligibles demonstration programs in California, Illinois, Michigan, Ohio, and South Carolina;
  newly FDA-approved specialty drugs such as Sovaldi, Olysio, Harvoni, and other specialty drugs that are exorbitantly priced but not factored into the calculation of our capitated rates;
  significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;
  management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations, and our ability to reduce over time the high medical costs commonly associated with new patient populations;
  the accurate estimation of incurred but not paid medical costs across our health plans;
  retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates or retroactive premium rate increases;
  efforts by states to recoup previously paid amounts;
  the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, including the success of the proposal of Molina Medicaid Solutions in New Jersey;
  the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed, including the extension of the Louisiana contract of Molina Medicaid Solutions through 2015;
  complications, member confusion, or enrollment backlogs related to the annual renewal of Medicaid coverage;
  government audits and reviews, and any fine, enrollment freeze, or monitoring program that may result therefrom;
  changes with respect to our provider contracts and the loss of providers;
  federal or state medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;
  the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures, including 2014 at-risk premium rules in the state of Texas;
  approval by state regulators of dividends and distributions by our health plan subsidiaries;
  changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
  high dollar claims related to catastrophic illness;
  the favorable or unfavorable resolution of litigation, arbitration, or administrative proceedings, including pending qui tam actions in Florida and California, and the litigation commenced against us by the state of Louisiana alleging that Molina Medicaid Solutions and its predecessors used an incorrect reimbursement formula for the payment of pharmaceutical claims;
  the relatively small number of states in which we operate health plans;
  our management of a portion of College Health Enterprises’ hospital in Long Beach, California;
  the availability of adequate financing on acceptable terms to fund and capitalize our expansion and growth, repay our outstanding indebtedness at maturity and meet our liquidity needs, including the interest expense and other costs associated with such financing;
  the failure of a state in which we operate to renew its federal Medicaid waiver;
  cyber-attacks or other privacy or data security incidents resulting in an inadvertent unauthorized disclosure of protected health information;
  changes generally affecting the managed care or Medicaid management information systems industries;
  increases in government surcharges, taxes, and assessments;
  public alarm associated with the Ebola virus, or any actual widespread epidemic;
  changes in general economic conditions, including unemployment rates;
  increasing consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that the Company’s forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company’s forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of October 30, 2014, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Amounts in thousands, except net income per share)
Revenue:
Premium revenue	$2,316,759	$1,584,656	$6,424,238	$4,583,818
Service revenue	52,557	51,100	156,419	150,528
Premium tax revenue	81,240	43,723	203,053	127,606
Health insurer fee revenue (1)	29,427	—	67,785	—
Investment income	2,041	1,740	5,615	4,884
Other revenue	2,327	5,860	8,523	16,476
Total revenue	2,484,351	1,687,079	6,865,633	4,883,312
Operating expenses:
Medical care costs	2,097,836	1,383,213	5,753,793	3,965,834
Cost of service revenue	40,067	40,113	117,831	119,188
General and administrative expenses	178,879	176,233	560,205	478,990
Premium tax expenses	81,240	43,723	203,053	127,606
Health insurer fee expenses (1)	22,308	—	66,443	—
Depreciation and amortization	24,242	18,871	67,835	52,449
Total operating expenses	2,444,572	1,662,153	6,769,160	4,744,067
Operating income	39,779	24,926	96,473	139,245
Other expenses, net:
Interest expense	14,419	13,532	42,234	38,236
Other expense (income), net	863	(24)	810	3,347
Total other expenses, net	15,282	13,508	43,044	41,583
Income from continuing operations before income tax expense	24,497	11,418	53,429	97,662
Income tax expense	8,427	3,865	24,784	43,791
Income from continuing operations	16,070	7,553	28,645	53,871
Income (loss) from discontinued operations, net of tax	52	16	(214)	8,184
Net income	$16,122	$7,569	$28,431	$62,055

Diluted net income (loss) per share:
Continuing operations	$0.33	$0.16	$0.60	$1.15
Discontinued operations	—	—	(0.01)	0.18
Diluted net income per share	$0.33	$0.16	$0.59	$1.33

Diluted weighted average shares outstanding	48,644	47,062	48,088	46,767

Operating Statistics, Continuing Operations:
Medical care ratio (2)	90.6%	87.3%	89.6%	86.5%
Service revenue ratio (3)	76.2%	78.5%	75.3%	79.2%
General and administrative expense ratio (4)	7.2%	10.4%	8.2%	9.8%
Premium tax ratio (2)	3.4%	2.7%	3.1%	2.7%
Effective tax rate	34.4%	33.9%	46.4%	44.8%

(1) Health insurer fee expenses represent insurer fees levied by the federal government under the Affordable Care Act, which are not tax deductible. Associated revenues represent state and federal reimbursement of such fees (including the related income tax effect) for Medicaid and Medicare insurers.

(2) Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium tax expenses as a percentage of premium revenue plus premium tax revenue. Medical care costs include costs incurred for providing long term services and supports (LTSS).

(3) Service revenue ratio represents cost of service revenue as a percentage of service revenue.
(4) Computed as a percentage of total revenue.

MOLINA HEALTHCARE, INC. CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2014	December 31, 2013
	(Amounts in thousands, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,598,596	$935,895
Investments	842,683	703,052
Receivables	425,683	298,935
Income taxes refundable	7,679	32,742
Deferred income taxes	30,817	26,556
Prepaid expenses and other current assets	82,062	42,484
Total current assets	2,987,520	2,039,664
Property, equipment, and capitalized software, net	328,547	292,083
Deferred contract costs	51,179	45,675
Intangible assets, net	85,035	98,871
Goodwill	236,635	230,738
Restricted investments	93,119	63,093
Derivative asset	222,997	186,351
Other assets	51,108	46,462
	$4,056,140	$3,002,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,123,846	$669,787
Accounts payable and accrued liabilities	609,444	319,965
Deferred revenue	190,856	122,216
Current maturities of long-term debt	11,927	182,008
Total current liabilities	1,936,073	1,293,976
Convertible senior notes	697,210	416,368
Lease financing obligations	160,412	159,394
Lease financing obligations – related party	39,258	27,092
Deferred income taxes	7,719	580
Derivative liability	222,877	186,239
Other long-term liabilities	28,300	26,351
Total liabilities	3,091,849	2,110,000

Stockholders’ equity:
Common stock, $0.001 par value; 150,000 shares authorized; outstanding: 48,279 shares at September 30, 2014 and 45,871 shares at December 31, 2013	48	46
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	383,300	340,848
Accumulated other comprehensive loss	(617)	(1,086)
Retained earnings	581,560	553,129
Total stockholders’ equity	964,291	892,937
	$4,056,140	$3,002,937

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUING AND DISCONTINUED OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Amounts in thousands)
Operating activities:
Net income	$16,122	$7,569	$28,431	$62,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,810	24,128	99,464	68,035
Deferred income taxes	(12,397)	(16,287)	(10,705)	(38,442)
Stock-based compensation	5,659	8,504	16,115	20,654
Amortization of convertible senior notes and lease financing obligations	6,740	6,440	20,195	16,128
Other, net	2,152	4,396	3,875	14,406
Changes in operating assets and liabilities:
Receivables	47,831	(80,191)	(126,748)	(144,285)
Prepaid expenses and other assets	15,305	(4,696)	(51,582)	(27,552)
Medical claims and benefits payable	199,664	167,219	454,059	138,176
Accounts payable and accrued liabilities	136,894	37,959	314,391	20,991
Deferred revenue	144,911	78,439	68,640	(17,410)
Income taxes	9,047	(9,988)	25,063	(1,012)
Net cash provided by operating activities	605,738	223,492	841,198	111,744

Investing activities:
Purchases of investments	(248,020)	(95,802)	(616,324)	(627,953)
Sales and maturities of investments	147,188	78,380	473,836	227,800
Purchases of equipment	(34,101)	(29,197)	(71,771)	(64,426)
Increase in restricted investments	(8,679)	(8,290)	(24,301)	(21,124)
Net cash paid in business combinations	(7,500)	(57,684)	(7,500)	(57,684)
Other, net	(7,832)	2,989	(15,220)	1,971
Net cash used in investing activities	(158,944)	(109,604)	(261,280)	(541,416)

Financing activities:
Proceeds from issuance of convertible senior notes, net of deferred financing costs	123,387	—	123,387	537,973
Proceeds from sale-leaseback transactions	—	—	—	158,694
Purchase of call option	—	—	—	(149,331)
Proceeds from issuance of warrants	—	—	—	75,074
Treasury stock purchases	—	—	—	(50,000)
Principal payments on term loan	—	—	—	(47,471)
Repayment of amounts borrowed under credit facility	—	—	—	(40,000)
Contingent consideration liabilities settled	—	—	(50,349)	—
Proceeds from employee stock plans	11	304	7,628	5,156
Other, net	1,053	(306)	2,117	363
Net cash provided by (used in) financing activities	124,451	(2)	82,783	490,458
Net increase in cash and cash equivalents	571,245	113,886	662,701	60,786
Cash and cash equivalents at beginning of period	1,027,351	742,670	935,895	795,770
Cash and cash equivalents at end of period	$1,598,596	$856,556	$1,598,596	$856,556

MOLINA HEALTHCARE, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES

The Company uses two non-GAAP financial measures as supplemental metrics in evaluating its financial performance, making financing and business decisions, and forecasting and planning for future periods. For these reasons, management believes such measures are useful supplemental measures to investors in comparing the Company’s performance to the performance of other public companies in the health care industry. These non-GAAP financial measures should be considered as supplements to, and not as substitutes for or superior to, GAAP measures. The first of these non-GAAP measures is earnings before interest, taxes, depreciation and amortization (EBITDA). The following table reconciles net income, which the Company believes to be the most comparable GAAP measure, to EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2014	2013	2014	2013
	(Amounts in thousands)
Net income	$16,122	$7,569	$28,431	$62,055
Adjustments:
Depreciation, and amortization of intangible assets and capitalized software	29,307	24,128	83,513	68,035
Interest expense	14,419	13,532	42,234	38,236
Income tax expense	8,439	3,962	24,436	33,745
EBITDA	$68,287	$49,191	$178,614	$202,071

The second of these non-GAAP measures is adjusted net income, continuing operations (including adjusted net income per diluted share). The following tables reconcile net income from continuing operations (and net income per diluted share), which the Company believes to be the most comparable GAAP measure, to adjusted net income, continuing operations (and adjusted net income per diluted share).

	Three Months Ended September 30,
	2014		2013
	(In thousands, except per diluted share amounts)
Net income, continuing operations	$16,070	$0.33	$7,553	$0.16
Adjustments, net of tax:
Depreciation, and amortization of capitalized software	15,275	0.31	11,821	0.25
Amortization of convertible senior notes and lease financing obligations	4,246	0.09	4,058	0.08
Stock-based compensation	1,739	0.04	7,010	0.15
Amortization of intangible assets	3,189	0.06	3,378	0.07
Change in fair value of derivatives, net	1	—	(1)	—
Adjusted net income, continuing operations	$40,520	$0.83	$33,819	$0.71

	Nine Months Ended September 30,
	2014		2013
	(In thousands, except per diluted share amounts)
Net income, continuing operations	$28,645	$0.60	$53,871	$1.15
Adjustments, net of tax:
Depreciation, and amortization of capitalized software	42,887	0.89	33,375	0.71
Amortization of convertible senior notes and lease financing obligations	12,723	0.26	10,161	0.21
Stock-based compensation	10,960	0.23	17,026	0.36
Amortization of intangible assets	9,727	0.20	9,485	0.20
Change in fair value of derivatives, net	(5)	—	3,582	0.08
Adjusted net income, continuing operations	$104,937	$2.18	$127,500	$2.71

MOLINA HEALTHCARE, INC. UNAUDITED HEALTH PLANS SEGMENT MEMBERSHIP DATA, CONTINUING OPERATIONS

	Sept. 30, 2014	June 30, 2014	Dec. 31, 2013	Sept. 30, 2013
Ending Membership by Health Plan:
California	496,000	455,000	368,000	363,000
Florida (1)	98,000	58,000	89,000	84,000
Illinois	21,000	6,000	4,000	—
Michigan	238,000	244,000	213,000	213,000
New Mexico	207,000	195,000	168,000	172,000
Ohio	337,000	302,000	255,000	261,000
South Carolina (2)	118,000	119,000	—	—
Texas	249,000	247,000	252,000	258,000
Utah	83,000	83,000	86,000	87,000
Washington	473,000	461,000	403,000	409,000
Wisconsin	84,000	85,000	93,000	95,000
	2,404,000	2,255,000	1,931,000	1,942,000

Ending Membership by Program:
Temporary Assistance for Needy Families (TANF)	1,608,900	1,564,500	1,503,800	1,519,200
Medicaid Expansion (3)	314,500	232,300	—	—
Aged, Blind or Disabled (ABD)	314,400	305,300	288,600	283,200
Children’s Health Insurance Program (CHIP)	69,000	77,000	99,200	101,500
Medicare Special Needs Plans	46,400	44,000	39,400	38,100
Medicare-Medicaid Plan (MMP) - Medicaid Only (4)(5)	20,500	8,400	—	—
MMP - Integrated (4)(6)	14,400	5,200	—	—
Health Insurance Marketplaces (3)	15,900	18,300	—	—
	2,404,000	2,255,000	1,931,000	1,942,000

(1)  Enrollment at the Florida health plan declined between the first and second quarters of 2014 due to a reassignment of membership as part of the implementation of Florida’s Managed Medical Assistance program. In the third quarter of 2014, such enrollment increased by approximately 40,000 members due primarily to the addition of certain service areas effective August 1, 2014.

(2) The South Carolina health plan began serving members under the state of South Carolina’s new full-risk Medicaid managed care program effective January 1, 2014.
(3) Medicaid Expansion membership phased in, and Health Insurance Marketplaces became available for consumers to access coverage, beginning January 1, 2014.

(4)  Medicare-Medicaid Plans serve members who are dually eligible for Medicare and Medicaid. The Company’s MMP implementations in California and Illinois offered coverage beginning in April 2014 and Ohio beginning in June 2014.

(5) MMP members who receive Medicaid coverage only from the Company.
(6) MMP members who receive both Medicaid and Medicare coverage from the Company.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA, CONTINUING OPERATIONS (In thousands, except percentages and per-member-per-month amounts)

	Three Months Ended September 30, 2014
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,451	$384,147	$264.79	$327,389	$225.66	85.2%	$56,758
Florida	243	106,275	437.47	103,898	427.69	97.8	2,377
Illinois (3)	38	34,514	906.78	28,333	744.41	82.1	6,181
Michigan	727	208,873	287.15	177,680	244.27	85.1	31,193
New Mexico	652	284,058	435.67	265,697	407.51	93.5	18,361
Ohio	994	454,410	457.17	395,098	397.49	86.9	59,312
South Carolina	355	95,455	268.97	74,489	209.89	78.0	20,966
Texas	748	337,430	451.24	306,577	409.98	90.9	30,853
Utah	250	78,703	315.04	75,270	301.30	95.6	3,433
Washington	1,410	280,883	199.18	274,213	194.45	97.6	6,670
Wisconsin	252	42,933	170.40	38,107	151.25	88.8	4,826
Other (4)	—	9,078	—	31,085	—	—	(22,007)
	7,120	$2,316,759	$325.40	$2,097,836	$294.65	90.6%	$218,923

	Three Months Ended September 30, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,076	$184,235	$171.16	$166,774	$154.93	90.5%	$17,461
Florida	251	67,688	269.58	60,127	239.46	88.8	7,561
Illinois	—	—	—	—	—	—	—
Michigan	641	174,706	272.65	143,498	223.95	82.1	31,208
New Mexico	435	130,318	299.19	111,599	256.21	85.6	18,719
Ohio	786	280,964	357.66	245,148	312.07	87.3	35,816
South Carolina	—	—	—	—	—	—	—
Texas	780	320,657	411.17	287,446	368.59	89.6	33,211
Utah	261	84,525	323.83	66,555	254.98	78.7	17,970
Washington	1,234	294,808	238.96	254,430	206.23	86.3	40,378
Wisconsin	287	39,676	138.36	27,694	96.58	69.8	11,982
Other (3)(4)	—	7,079	—	19,942	—	—	(12,863)
	5,751	$1,584,656	$275.55	$1,383,213	$240.52	87.3%	$201,443
(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The MCR represents medical costs as a percentage of premium revenue.
(3)	The Illinois health plan’s results prior to October 1, 2013, were insignificant and reported in “Other.”
(4)	“Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA, CONTINUING OPERATIONS (In thousands, except percentages and per-member-per-month amounts)

	Nine Months Ended September 30, 2014
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	4,040	$1,059,860	$262.34	$889,656	$220.21	83.9%	$170,204
Florida	742	312,864	421.80	290,224	391.28	92.8	22,640
Illinois (3)	69	68,948	998.03	63,299	916.26	91.8	5,649
Michigan	2,077	567,706	273.28	476,392	229.33	83.9	91,314
New Mexico	1,818	777,120	427.55	702,257	386.36	90.4	74,863
Ohio	2,615	1,061,335	405.81	909,142	347.62	85.7	152,193
South Carolina	1,109	287,928	259.69	249,437	224.97	86.6	38,491
Texas	2,239	978,492	437.00	897,434	400.80	91.7	81,058
Utah	745	233,931	314.13	215,564	289.47	92.1	18,367
Washington	4,050	941,303	232.40	877,418	216.63	93.2	63,885
Wisconsin	782	118,386	151.48	100,059	128.03	84.5	18,327
Other (4)	—	16,365	—	82,911	—	—	(66,546)
	20,286	$6,424,238	$316.69	$5,753,793	$283.64	89.6%	$670,445

	Nine Months Ended September 30, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	3,132	$552,950	$176.54	$497,314	$158.78	89.9%	$55,636
Florida	712	187,689	263.62	161,446	226.76	86.0	26,243
Illinois	—	—	—	—	—	—	—
Michigan	1,941	508,748	262.14	432,105	222.65	84.9	76,643
New Mexico	984	298,767	303.59	252,001	256.07	84.3	46,766
Ohio	2,234	819,879	367.03	688,266	308.11	83.9	131,613
South Carolina	—	—	—	—	—	—	—
Texas	2,417	969,063	400.90	829,854	343.31	85.6	139,209
Utah	781	236,992	303.41	193,261	247.42	81.5	43,731
Washington	3,722	892,627	239.85	779,339	209.41	87.3	113,288
Wisconsin	780	104,540	134.04	82,543	105.84	79.0	21,997
Other (3)(4)	—	12,563	—	49,705	—	—	(37,142)
	16,703	$4,583,818	$274.43	$3,965,834	$237.43	86.5%	$617,984
(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The MCR represents medical costs as a percentage of premium revenue.
(3)	The Illinois health plan’s results prior to October 1, 2013, were insignificant and reported in “Other.”
(4)	“Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED FINANCIAL DATA (Dollars in thousands, except per-member-per-month amounts)
The following tables provide the details of the Company’s medical care costs from continuing operations for the periods indicated:

	Three Months Ended September 30,
	2014			2013
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$1,469,765	$206.43	70.1%	$928,165	$161.39	67.1%
Pharmacy	337,150	47.35	16.1	237,073	41.22	17.1
Capitation	190,277	26.73	9.1	162,554	28.27	11.8
Direct delivery	24,863	3.49	1.1	9,612	1.67	0.7
Other	75,781	10.65	3.6	45,809	7.97	3.3
	$2,097,836	$294.65	100.0%	$1,383,213	$240.52	100.0%

	Nine Months Ended September 30,
	2014			2013
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$4,028,863	$198.61	70.0%	$2,674,785	$160.14	67.5%
Pharmacy	919,374	45.32	16.0	691,903	41.42	17.4
Capitation	536,533	26.45	9.3	441,287	26.42	11.1
Direct delivery	69,947	3.45	1.2	27,739	1.66	0.7
Other	199,076	9.81	3.5	130,120	7.79	3.3
	$5,753,793	$283.64	100.0%	$3,965,834	$237.43	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Sept. 30, 2014	Dec. 31, 2013
Fee-for-service claims incurred but not paid (IBNP)	$796,433	$424,173
Pharmacy payable	62,322	45,037
Capitation payable	31,535	20,267
Other (1)	233,556	180,310
	$1,123,846	$669,787

(1) “Other” medical claims and benefits payable include amounts payable to certain providers for which the Company acts as an intermediary on behalf of various state agencies without assuming financial risk. Such receipts and payments do not impact our consolidated statements of income. Such non-risk provider payables amounted to $136.0 million and $151.3 million as of September 30, 2014 and December 31, 2013, respectively.

MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior period” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table shows the components of the change in medical claims and benefits payable from continuing and discontinued operations as of the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31, 2013

	2014	2013
	(Dollars in thousands, except per-member amounts)
Balances at beginning of period	$669,787	$494,530	$494,530
Components of medical care costs related to:
Current period	5,795,404	4,021,461	5,434,443
Prior period	(41,033)	(54,040)	(52,779)
Total medical care costs	5,754,371	3,967,421	5,381,664

Change in non-risk provider payables	(15,344)	83,671	111,267
Payments for medical care costs related to:
Current period	4,841,429	3,534,392	4,932,195
Prior period	443,539	378,524	385,479
Total paid	5,284,968	3,912,916	5,317,674
Balances at end of period	$1,123,846	$632,706	$669,787

Benefit from prior period as a percentage of:
Balance at beginning of period	6.1%	10.9%	10.7%
Premium revenue, trailing twelve months	0.5%	0.9%	0.9%
Medical care costs, trailing twelve months	0.6%	1.0%	1.0%

Claims Data:
Days in claims payable, fee for service	50	41	43
Number of members at end of period	2,404,000	1,942,000	1,931,000
Number of claims in inventory at end of period	315,900	137,100	145,800
Billed charges of claims in inventory at end of period	$749,300	$257,600	$276,500
Claims in inventory per member at end of period	0.13	0.07	0.08
Billed charges of claims in inventory per member at end of period	$311.69	$132.65	$143.19
Number of claims received during the period	19,703,300	15,751,500	21,317,500
Billed charges of claims received during the period	$21,506,500	$15,848,900	$21,414,600

MOLINA HEALTHCARE, INC. ACA HIF MEDICAID REVENUE DETAILS BY HEALTH PLAN (In thousands)

	Three Months Ended			Nine Months Ended Sept. 30, 2014	Required ACA HIF Reimbursement through Dec. 31, 2014
	March 31, 2014	June 30, 2014	Sept. 30, 2014
	Gross (1)
California	$—	$—	$—	$—	$11,616
Florida	1,416	1,473	1,487	4,376	5,835
Illinois	40	42	40	122	162
Michigan	—	—	8,011	8,011	17,471
New Mexico	—	—	—	—	11,322
Ohio	7,791	8,117	6,912	22,820	30,426
Texas	—	—	—	—	18,518
Utah	—	—	3,000	3,000	5,332
Washington	6,229	6,489	6,217	18,935	25,246
Wisconsin	1,080	1,126	1,372	3,578	4,771
Medicaid	16,556	17,247	27,039	60,842	130,699
Medicare	2,892	3,199	3,068	9,159	12,212
	$19,448	$20,446	$30,107	$70,001	$142,911

(1) Amounts in the table include the full economic impact of the excise tax including premium tax and the income tax effect.

CONTACT:
Molina Healthcare, Inc.
Juan José Orellana, 562-435-3666, ext. 111143
Investor Relations